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                              September 23, 1997



Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549


Re: Texas Biotechnology Corporation -- Form S-3 Registration Statement No. 333-33473 (the "Registration Statement")


Ladies and Gentlemen:

        We have acted as counsel to Texas Biotechnology Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 5,750,000 shares of the Company's common stock, par value $.005 per share (the "Common Stock"). In such capacity, we have examined the certificate of incorporation, as amended, the bylaws, and corporate proceedings of the Company, and based on such examination and having regard for applicable legal principles, it is our opinion that the 5,750,000 shares of Common Stock to be offered and sold pursuant to the Registration Statement will, when sold, be validly issued, fully-paid and nonassessable outstanding shares of Common Stock.

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

        This opinion is conditioned upon the Registration Statement being declared effective and upon compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

                                        Very truly yours,

                                        /s/ PORTER & HEDGES, L.L.P.

                                        PORTER & HEDGES, L.L.P.